Exhibit 8.3.2

AMENDMENT TO THE ESCROW AGREEMENT
This Amendment to the Escrow Agreement (this “Amendment”) is entered into as of September 22, 2020 by North Capital Private Securities Corporation (“NCPS”) as Escrow Agent, Otis Wealth, Inc. (“Platform”), and Series Collection Drop 003, a Series of Otis Collection LLC (“Issuer”). NCPS, Platform, and the Issuer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS:
A. The Parties heretofore entered into that certain Escrow Agreement dated as of November 26, 2019. Capitalized terms used herein without definition have the meaning set forth in the Escrow Agreement.
B. The Escrow Agreement set the Offering Amount to be up to $14,500. Exhibit A of the Escrow Agreement set the Minimum Offering Amount to be $13,500.
C. The Parties desire to amend the Escrow Agreement and set the Offering Amount to be up to $12,500, and the Minimum Offering Amount to be $11,750.
NOW, THEREFORE, the Parties hereby agree as follows:
1.
Amendment. The Offering Amount shall be set at $12,500, and the Minimum Offering Amount shall be set at $11,750. This Amendment may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by the Parties.

[Signature Pages Follow]

Issuer: Series Collection Drop 003, a Series of Otis Collection LLC

By: /s/ Keith Marshall
Name:  Keith Marshall
Title:  General Counsel

Platform: Otis Wealth, Inc.

By: /s/ Keith Marshall
Name:  Keith Marshall
Title:  General Counsel

North Capital Private Securities Corporation, as Escrow Agent

By: /s/ Linsey Harkness
Name:  Linsey Harkness
Title:  Managing Director